Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement Filed June 12, 2006
Registration Statement No. 333-132868
     Zions Bancorporation has caused the following Early Bid Submittal Form to be posted on the website www.esoars.com, on which website will be conducted a public auction for the registered offering of the Issuer’s Stock Option Appreciation Rights Securities, Series 2006.
     The information in this free writing prospectus supplements the information contained in, and should be read together with, the preliminary prospectus supplement of Zions Bancorporation filed with the Securities Exchange Commission (the “SEC”) on June 12, 2006 (including the base prospectus filed with the SEC on March 31, 2006, as well as the documents incorporated by reference therein).
Early Bid Submittal Form
Zions Bancorporation
Zions Bancorporation has filed a registration statement (including a prospectus) with the SEC (File no. 333-132868) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Zions Bancorporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 (800) 524-8875. You may also get a copy at www.esoars.com.
93,603 Units, Employee Stock Option Appreciation Rights Securities (“ESOARS”), Series 2006
This bid form must be received by Zions Direct, Inc., the Auction Agent, prior to 8:00 A.M., E.D.T. on Wednesday, June 28, 2006 in accordance with the “Early Bids” section of Zions Bancorporation’s Preliminary Prospectus Supplement.
     This form may be submitted either:
(1)	by fax to 801.524.0824;

(2)	or by email, sent to info@esoars.com;

(3)	or by mail at Zions Direct, Inc. Attn: ESOARS, One South Main Street, 17th Fl, Salt Lake City, UT, 84111.
☐	Bidder has registered electronically through www.esoars.com and has received a bidder identification number and password. Bidder has received notification by Zions Direct, Inc. as to suitability to participate in the auction and has been assigned a “maximum bid amount” as to total purchase price.

☐	Bidder has reviewed Zions Bancorporation’s most recently-filed Preliminary Prospectus Supplement, its Base Prospectus and the auction rules as contained on www.esoars.com.
By approximately 9:30 A.M., E.D.T. on Wednesday, June 29, 2006 , Zions Direct, Inc. is hereby authorized to submit and confirm one or more electronic bids (as set forth below) through www.esoars.com, on behalf of

(name of bidder):

Bidder’s Identification Number:	using Bidder Password:

Bidder may place up to five separate, concurrent bids, each independent of the other. Each bid may be made for different numbers of ESOARS Units and for different bid prices. A bidder will not be able to place an individual bid that exceeds that bidder’s “maximum bid amount.”

	Number of Units	Price per Unit	Total Purchase Price
Bid 1
Bid 2
Bid 3
Bid 4
Bid 5

☐	Bidder acknowledges that investing in ESOARS is highly speculative and under certain circumstances, including without limitation: failure of market price to exceed strike price; termination of employee stock option holders, other forfeitures of stock options; and failure by employees to exercise stock options; could result in loss of all of this investment.

☐	This bid is submitted in accordance with and subject to all provisions contained in the Preliminary Prospectus Supplement and Base Prospectus, which by this reference is made a part thereof. Zions Direct does not assume any responsibility or liability from our or our failure to accurately submit an early bid in the auction on your behalf. To ensure that your bid is accurately placed, you should submit your bid on www.esoars.com during the auction.